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                                                                    EXHIBIT 99.1

TUESDAY, JANUARY 2, 2001 7:02:00 AM EST

     NEWPORT BEACH, Calif., Jan 2, 2001 EITI today announced the successful refinancing of its existing $40 million credit facility. The agreement with its lenders provides Emergent with ample working capital and a more advantageous capital structure. Emergent, with 800 employees, is a leading provider of information technology solutions, modeling and simulation, systems engineering, management consulting and competition management services to business and the federal government.

     The refinancing agreement creates two classes of debt for Emergent with both new and existing lenders. Libra Mezzanine Partners II, L.P. agented a $25 million senior subordinated note due in 2005. The note bears a fixed coupon of 13% and is interest only throughout the term. Libra provided the long term financing in exchange for common stock with registration rights. The Company's existing bank group entered into a new $22.7 million senior credit facility.

     Steven Myers, Emergent's Chairman, President and CEO, said, "We are very excited about the new financing structure. We believe Libra is by far the highest quality prospective lender we've considered over the last several months. They've already demonstrated their commitment to our success throughout the negotiation process and will be an excellent partner. I cannot overstate the significance of this change in our financial structure. We now have in place the financial backing essential to accomplishing our growth plans. We are very pleased with the strong performance of our SM&A subsidiary in 2000 and I'm delighted about Emergent's recent successes in supporting critical NASA, U.S. Air Force and U.S. Army programs and initiatives."

     In September, Emergent announced it had received a $40 million, five-year subcontract for its role on NASA's Space and Earth Sciences Data Analysis (SESDA) resulting in a doubling of its space science staff. In November at Hurlburt Field, Florida and again just last week in the Pentagon, Emergent employees were formally recognized by the USAF for providing top quality technical support by being named contractor of the quarter and contractor of the year. Lastly, Emergent's support of the U.S. Army, particularly at Ft. Huachuca, Arizona, has grown significantly over the last year due to Emergent's superb reputation with the Army.

About Emergent

     Emergent Information Technologies, Inc. is a leading provider of IT solutions, modeling and simulation services, and systems engineering to business and government. Its wholly owned subsidiary, Steven Myers & Associates, Inc. (SM&A), provides management consulting and competition management services.

     Statements herein concerning the company's growth and strategies may include forward-looking statements. The company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure set forth under the caption "Risk Factors" and elsewhere in the company's Form 10-K/A for the year ended December 31, 1999 and the 10-Q for the period ended September 30, 2000, for additional information regarding risks affecting the company's financial condition and results of operations. Additional information on Emergent is available on the Internet at www.emergent-it.com.